EXHIBIT 23.1









The Board of Directors
SI Handling Systems, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of SI Handling Systems, Inc. of our report dated April 30, 1997, relating to the balance sheets of SI Handling Systems, Inc. as of March 2, 1997 and March 3, 1996, and the statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended March 2, 1997, which report appears in the March 2, 1997 Annual Report on Form 10-K of SI Handling Systems, Inc. We also consent to the reference to our firm under the heading "Experts" in the registration statement.

                                      /s/ KPMG Peat Marwick LLP

                                      KPMG Peat Marwick LLP





Allentown, Pennsylvania
September 25, 1997